
<ARTICLE> 5
<LEGEND>

<MULTIPLIER> 1,000
<PERIOD-TYPE>                   3-MOS                   9-MOS
<FISCAL-YEAR-END>                          MAR-27-1998             MAR-27-1998
<PERIOD-START>                             SEP-27-1997             MAR-29-1997
<PERIOD-END>                               DEC-26-1997             DEC-26-1997
<CASH>                                           16780                   16780
<SECURITIES>                                         0                       0
<RECEIVABLES>                                     8003                    8003
<ALLOWANCES>                                         0                       0
<INVENTORY>                                      13220                   13220
<CURRENT-ASSETS>                                     0                       0
<PP&E>                                          197819                  197819
<DEPRECIATION>                                   64638                   64638
<TOTAL-ASSETS>                                  566045                  566045<F1>
<CURRENT-LIABILITIES>                                0                       0
<BONDS>                                         381324                  381324<F2>
<PREFERRED-MANDATORY>                                0                       0
<PREFERRED>                                          0                       0
<COMMON>                                         41391                   41391
<OTHER-SE>                                     (40596)                 (40596)
<TOTAL-LIABILITY-AND-EQUITY>                    566045                  566045<F3>
<SALES>                                              0                       0
<TOTAL-REVENUES>                                 80618                  230415
<CGS>                                                0                       0
<TOTAL-COSTS>                                    53840                  154150
<OTHER-EXPENSES>                                 19913                   57841<F4>
<LOSS-PROVISION>                                     0                       0
<INTEREST-EXPENSE>                               11283                   32456
<INCOME-PRETAX>                                 (4418)                 (14032)
<INCOME-TAX>                                     (695)                  (2600)<F5>
<INCOME-CONTINUING>                             (3723)                 (11432)
<DISCONTINUED>                                       0                       0
<EXTRAORDINARY>                                      0                       0
<CHANGES>                                            0                       0
<NET-INCOME>                                    (3723)                 (11432)
<EPS-PRIMARY>                                        0                       0
<EPS-DILUTED>                                        0                       0

<F1>1.    TOTAL ASSETS:

Includes Advance Location Payments of $48,644, Contract Rights of $215,858, and Goodwill of $108,199 each net of accumulated amortization, at December 26, 1997.
<F2>2.    BONDS:

Includes $296,655 of $11 3/4% senior notes and the premium on the 11 3/4% senior notes of $9,669, as well as debt outstanding under a credit facility of $75,000 at December 26, 1997.
<F3>3.    TOTAL LIABILITIES:

Includes Accrued Rental Payments of $13,135 and Accrued Interest of $4,059, at December 26, 1997.
<F4>4.    OTHER EXPENSES:

Other Expenses include stock based compensation charges of $820 for the nine months ended December 26, 1997.
<F5>5.    INCOME TAX:

The provision (benefit) for income taxes consists of $230 currently payable and ($2,830) deffered for the nine months ended December 26, 1997.

